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EXHIBIT 16.1

February 28, 2003

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

        We were previously principal accountants for Wells-Gardner Electronics Corporation and, under the date of February 5, 2003, we reported on the consolidated financial statements of Wells-Gardner Electronics Corporation as of and for the years ended December 31, 2002 and 2001. On February 24, 2003, our appointment as principal accountant was terminated. We have read Wells-Gardner Electronics Corporation's statements included under Item 4 of its Form 8-K dated February 24, 2003, and we agree with such statements, except that we are not in a position to agree or disagree with Wells-Gardner Electronics Corporation's stated reason for changing principal accountants or its statement that the change was approved by the audit committee of the board of directors.

Very truly yours,

(signed) KPMG LLP

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  EXHIBIT 16.1